As filed with the Securities and Exchange Commission on October 13, 2020
Registration No. 333-01560
Registration No. 333-60295
Registration No. 333-110959
Registration No. 333-130405
Registration No. 333-160444
Registration No. 333-184038
Registration No. 333-204667
Registration No. 333-232328

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-01560
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-60295
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-110959
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-130405
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160444
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-184038
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204667
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232328

UNDER THE SECURITIES ACT OF 1933
_________________________________

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0438382
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

O'Hara House, 3 Bermudiana Road Hamilton, HM 08 Bermuda
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. 1994 AMENDED AND RESTATED STOCK OPTION PLAN
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. 1995 STOCK OPTION PLAN
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. DIRECTOR, OFFICER AND SENIOR EXECUTIVE CO-INVESTMENT PLAN
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. 1995 AMENDED AND RESTATED STOCK OPTION PLAN
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. 1995 AMENDED AND RESTATED STOCK INCENTIVE PLAN
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. AMENDED AND RESTATED STOCK INCENTIVE PLAN
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. 2015 STOCK INCENTIVE PLAN

(Full title of the plan)

Walkers Corporate (Bermuda) Limited Corporate Secretary Park Place, 55 Par-la- Ville Road, Third Floor Hamilton HM 11, Bermuda
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)
Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-01560 filed by Central European Media Enterprise Ltd. (“CME”) with the Securities and Exchange Commission (the “SEC”) on February 21, 1996 pertaining to the registration of 1,770,500 shares of CME’s Class A Common Stock, par value $0.08 per share (“Common Stock”), of which 545,500 were reserved for issuance under the Central European Media Enterprises Ltd. 1994 Amended and Restated Stock Option Plan, 1,200,000 were reserved for issuance under the Central European Media Enterprises Ltd. 1995 Stock Option Plan and 25,000 were reserved for issuance under the Central European Media Enterprises Ltd. 1995 Consultant Stock Option Plan;

•
Registration Statement No. 333-60295 filed by CME with the SEC on July 31, 1998, pertaining to the registration of 2,200,000 shares of Common Stock, of which 2,000,000 were reserved for issuance under the Central European Media Enterprises Ltd. 1995 Stock Option Plan and 200,000 were reserved for issuance under the Central European Media Enterprises Ltd. Director, Officer and Senior Executive Co-Investment Plan;

•
Registration Statement No. 333-110959 filed by CME with the SEC on December 5, 2003, pertaining to the registration of 424,000 shares of Common Stock, which were reserved for issuance under the Central European Media Enterprises Ltd. 1995 Amended and Restated Stock Option Plan;

•
Registration Statement No. 333-130405 filed by CME with the SEC on December 16, 2005, pertaining to the registration of 876,000 shares of Common Stock, which were reserved for issuance under the Central European Media Enterprises Ltd. 1995 Amended and Restated Stock Incentive Plan;

•
Registration Statement No. 333-160444 filed by CME with the SEC on July 6, 2009, pertaining to the registration of 1,500,000 shares of Common Stock, which were reserved for issuance under the Central European Media Enterprises Ltd. Amended and Restated Stock Incentive Plan;

•
Registration Statement No. 333-184038 filed by CME with the SEC on September 21, 2012, pertaining to the registration of 1,500,000 shares of Common Stock, which were reserved for issuance under the Central European Media Enterprises Ltd. Amended and Restated Stock Incentive Plan;

•
Registration Statement No. 333-204667 filed by CME with the SEC on June 3, 2015, pertaining to the registration of 6,000,000 shares of Common Stock, which were reserved for issuance under the Central European Media Enterprises Ltd. 2015 Stock Incentive Plan; and

•
Registration Statement No. 333-232328 filed by CME with the SEC on June 25, 2019, pertaining to the registration of 10,000,000 shares of Common Stock, which were reserved for issuance under the Central European Media Enterprises Ltd. 2015 Stock Incentive Plan.

These Post-Effective Amendments are being filed in connection with the closing on October 13, 2020 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 27, 2019 (the “Merger Agreement”), by and among CME, TV Bidco B.V., a Netherlands private limited liability company (“Parent”), and TV Bermuda Ltd., a Bermuda exempted company limited by shares and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub merged with and into CME (the “Merger”), with CME surviving the Merger as the surviving corporation and a wholly-owned subsidiary of Parent.

As a result of the closing of the Merger, CME has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by CME in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, CME hereby removes and withdraws from registration all securities of CME registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prague, Czech Republic, on this 13th day of October, 2020. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Lubomír Král
Name: Lubomír Král Title: President